Exhibit 5.2

[NIKE Letterhead]

April 23, 2013

NIKE, Inc.

One Bowerman Drive

Beaverton, Oregon 97005-6453

Re:	Securities Being Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion letter is furnished to you in connection with the filing of a Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of debt securities (“Debt Securities”) of NIKE, Inc., an Oregon corporation (the “Company”). The Debt Securities may be issued in an unspecified principal amount. The Registration Statement provides that the Debt Securities may be offered in separate series, in amounts, at prices and on terms to be set forth in one or more prospectus supplements to the prospectus contained in the Registration Statement.

I have reviewed such documents and have made such examination of law as I have deemed appropriate to give the opinions set forth below. I have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinions set forth below are limited to Oregon law. Without limiting the generality of the foregoing, I express no opinion with respect to (i) state securities or “blue sky” laws, or (ii) state or federal antitrust laws.

For purposes of the opinions set forth below, we refer to the authorization by the board of directors of the Company, or a duly authorized committee thereof (the “Board”), of the amount, terms and issuance of such Debt Securities, in accordance with and not in violation of Oregon law, the Company’s restated articles of incorporation, as amended, the Company’s by-laws and the resolutions adopted by the Board relating to the registration of the Debt Securities as the “Future Authorization” of the Debt Securities.

Based on the foregoing, it is my opinion that:

(1)	The Company is validly existing as a corporation under the laws of the State of Oregon and has the corporate power to execute and deliver the Debt Securities and to perform its obligations thereunder.

NIKE, Inc.

April 23, 2013

(2)	Upon the Future Authorization of the Debt Securities, the issuance of the Debt Securities will be duly authorized.

This opinion letter and the opinions it contains shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association’s Business Law Section as published in 53 Business Lawyer 831 (May 1998).

I hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to my name under the caption “Legal Matters” in the Registration Statement. In giving my consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ John F. Coburn III

John F. Coburn III, Esq.

Vice President and

Secretary